Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

OKYO Pharma Ltd

Guernsey

We hereby consent to the use of our report dated July 09, 2025, relating to the financial statements of OKYO Pharma Ltd, incorporated herein by reference. The report on the consolidated financial statements for the year ended March 31, 2025 contains an explanatory paragraph regarding the ability of OKYO Pharma Ltd to continue as a going concern.

We also consent to the reference to us under the heading “Experts” in the Prospectus.

PKF Littlejohn LLP

January 30, 2026

PKF Littlejohn LLP, Chartered Accountants. A list of members’ names is available at the address below. PKF Littlejohn LLP is a limited liability partnership registered in England and Wales No. OC342572. Registered office at 15 Westferry Circus,
London E14 4HD. PKF Littlejohn LLP is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separate and independent legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm(s).

PKF Littlejohn LLP 15 Westferry Circus Canary Wharf, London E14 4HD T: +44 (0)20 7516 2200 pkf-l.com